UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2013

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3540776
(State or other jurisdiction of incorporation)	(I.R.S Employer Identification No.)

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(Address, including zip code, of principal executive office)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 2.01; 2.03. Completion of Acquisition or Disposition of Assets; Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As previously disclosed, Amgen Inc., a Delaware corporation (the “Company” or “Amgen”) entered into an Agreement and Plan of Merger, dated as of August 24, 2013 (the “Merger Agreement”), with Arena Acquisition Company, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) and Onyx Pharmaceuticals, Inc., a Delaware corporation (“Onyx”). In accordance with the terms of the Merger Agreement, on September 3, 2013, Merger Sub commenced a tender offer (the “Offer”) for all of Onyx’s outstanding shares of common stock, par value $0.001 per share (the “Shares”), at a purchase price of $125.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes.

The Offer expired at 12:00 midnight, New York City time, on October 1, 2013 (one minute after 11:59 p.m., New York City time on September 30, 2013) as scheduled and was not extended. According to Computershare Trust Company, N.A., the depositary for the Offer, approximately 57,698,132 Shares were validly tendered and not properly withdrawn, which represented approximately 78.5 % of the outstanding Shares. The condition to the Offer that a majority of the outstanding Shares on a fully-diluted basis be validly tendered and not withdrawn also has been satisfied. As a result, Merger Sub accepted for payment all Shares that were validly tendered and not withdrawn, and payment for such Shares has been made to the depositary, which will act as agent for tendering stockholders for the purpose of receiving payments for tendered Shares and transmitting such payments to tendering stockholders whose Shares have been accepted for payment, in accordance with the terms of the Offer. In addition, Notices of Guaranteed Delivery have been delivered with respect to 7,223,328 additional Shares, representing approximately 9.8% of the outstanding Shares.

Also, on October 1, 2013, Merger Sub merged with and into Onyx, with Onyx surviving as a wholly owned subsidiary of the Company (the “Merger”). The Merger was governed by Section 251(h) of the General Corporation Law of the State of Delaware, with no stockholder vote required to consummate the Merger. At the effective time of the Merger, each Share outstanding immediately prior to such effective time (other than (i) Shares then owned by the Company, Onyx or any of their respective direct or indirect wholly owned subsidiaries and (ii) Shares that are held by any stockholders who properly demanded appraisal for their Shares under Delaware law in connection with the Merger) was cancelled and converted into the right to receive an amount in cash equal to the same amount in cash per Share that was paid pursuant to the Offer, without interest, less any applicable withholding taxes.

The Company funded the payment of Shares validly tendered in the Offer from a combination of the Company’s available cash together with the entire amounts available under the Company’s Term Loan Credit Facility Agreement, dated as of September 20, 2013, with Bank of America, N.A. (“BANA”), as administrative agent, the banks party thereto and the other agents and arrangers party thereto ($5.0 billion), and the Master Repurchase Agreement, dated as of August 24, 2013, with BANA ($3.1 billion), in each case on the terms and conditions previously disclosed on the Company’s Current Reports on Form 8-K filed on September 20, 2013 and August 26, 2013, respectively.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement furnished as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on August 26, 2013, which is incorporated herein by reference.

Item 8.01.	Other Events

On October 1, 2013, the Company issued a press release announcing the expiration and results of the Offer and the expected consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 24, 2013, by and among Amgen Inc., Arena Acquisition Company and Onyx Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Amgen Inc. on August 26, 2013).*

99.1	Press Release dated October 1, 2013.

*	The Company will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly announced.

AMGEN INC.
Date: October 1, 2013

	By:	/s/ David J. Scott
Name: David J. Scott
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 24, 2013, by and among Amgen Inc., Arena Acquisition Company and Onyx Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Amgen Inc. on August 26, 2013).*

99.1	Press Release dated October 1, 2013.

*	The Company will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.